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                                                                    EXHIBIT 23.2




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------



To Resorts International Hotel and Casino, Inc.:


We agree to the inclusion in this S-4 Filing of our report dated January 19, 2001 with respect to our audits of the financial statements of Resorts International Hotel, Inc. for the years ended December 31, 2000 and 1999. It should be noted that we have performed no audit procedures subsequent to January 19, 2001, the date of our report. Furthermore, we have not audited any financial statements of Resorts International Hotel, Inc. as of any date or for any period subsequent to December 31, 2000.



                                                 /s/ Arthur Andersen LLP
                                                 ARTHUR ANDERSEN LLP



Roseland, NJ
May 30, 2002